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                                                                    Exhibit 99.1

News Release
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                Media Contact:  Leon L. Judd
                                (219) 273-7631

     Analyst/Investor Contact:  Joseph A. Rainis
                                (219) 273-7158


             NATIONAL STEEL BOARD APPROVES REDEMPTION OF SERIES A
                                PREFERRED STOCK

Mishawaka, IN, December 19, 1997--National Steel Corporation (NYSE: NS) today announced that its Board of Directors has authorized the redemption of all outstanding shares of its Series A Preferred Stock. This stock is held entirely by NKK U.S.A. Corporation, the majority stockholder of National Steel and is currently valued at $36.7 million. The Company expects to complete the redemption before year-end.

The Series A Preferred Stock is non-voting and was issued in 1990 as part of the Recapitalization of National Steel and carries no mandatory redemption date.
The stock carries an 11% dividend rate with an annual payment obligation of approximately $4 million. The on-going annual impact of the redemption will be to increase earnings by approximately $0.06 per common share. The redemption will also simplify National Steel's capital structure and balance sheet.

In November, the Company announced the redemption of all of its Series B Preferred Stock, all of which was held by Avatex Corporation. After redemption of the Series A Preferred Stock, the Company will no longer have any preferred stock outstanding. Dividend payments on the Series A and Series B Preferred Stock had previously aggregated approximately $11 million annually.

                                     -more-
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All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Annual Report and Form 10-K for the year ended December
31, 1996.

Headquartered in Mishawaka, Indiana, National Steel is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National employs approximately 9,500 people. Visit National Steel's website at: www.nationalsteel.com.